EXHIBIT 3.5



                         ARTICLES OF AMENDMENT RELATING
                                       TO
                                 THIRD AMENDMENT
                                       TO
               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         GROUP TECHNOLOGIES CORPORATION


     On behalf of Group Technologies Corporation, a Florida corporation (the "Corporation"), the undersigned hereby files the following Third Amendment to The Amended and Restated Articles of Incorporation of the Corporation in accordance with Section 607.0602, Florida Statutes:

     1.   The name of the Corporation is Group Technologies Corporation.

     2. The Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby further amended to include the Statement of Designation of Relative Rights and Preferences of the Corporation's 8.5% Cumulative Convertible Preferred Stock, par value $0.01 per share, which is attached hereto as Exhibit A.

     3. This Third Amendment to the Corporation's Amended and Restated Articles of Incorporation was duly adopted by the Corporation's Board of Directors by the unanimous written consent of said Board of Directors on March 28, 1997. This Third Amendment was duly adopted by the Corporation's Board of Directors without shareholder action, as shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned has executed this Third Amendment effective as of March 28, 1997.

                                   GROUP TECHNOLOGIES CORPORATION


                              By:  /s/ David D. Johnson
                                   David D. Johnson, Vice President of Finance
                                   and Chief Financial Officer

                                    EXHIBIT A

                         GROUP TECHNOLOGIES CORPORATION
                   8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                           STATEMENT OF DESIGNATION OF
                         RELATIVE RIGHTS AND PREFERENCES
                     AND OTHER TERMS AS FIXED AND DETERMINED
                            BY THE BOARD OF DIRECTORS


1.   Number of Shares; Designation of Series.

     There shall be a series of the class of preferred stock, $0.01 par value per share (the "Preferred Stock") of Group Technologies Corporation (the "Company"), consisting of 250,000 shares designated as "8.5% Cumulative Convertible Preferred Stock" (hereinafter called this "Series").

2.   Dividends.

     (a) The holders of record of each share of this Series shall be entitled to receive, but only out of funds legally available for the payment of dividends, dividend payments in cash at the rate of 8.5% per annum (the"Dividend Rate") of the Liquidation Preference, or $0.85 per share per annum, plus 8.5%per annum (the "Additional Rate") on the amount of accrued dividends (whether or not earned or declared and including all dividends accrued at the Additional Rate from prior quarters), that remain unpaid as of the fifth day after the date on which such dividends are payable (the "Dividend Date") (such additional dividend accrual to occur from such Dividend Date through the earlier of the date on which all accrued dividends are paid or the day preceding the next succeeding quarterly Dividend Date). With respect to any such dividend, if the Board of Directors of the Company (the "Board") determines that the Company does not have the financial ability to pay such dividend (due to such payment potentially placing the Company in violation of any applicable law or in breach of a material contract), the Company may forego the payment of such dividend until the Board believes that the Company has the ability to do so, and additional dividends shall accrue on such unpaid dividends at the Additional Rate in accordance with the provisions hereof. Such dividends, when, if and as declared, shall be payable in four equal (except as may be provided for the first Dividend Date after issuance, or with respect to dividends accrued on unpaid dividends) quarterly installments on the last day of March, June, September and December of each year, commencing March 31, 1997, to holders of record on the day immediately preceding such Dividend Date. Dividends on each share of this Series shall be cumulative and shall accrue, whether or not declared and paid, from the date of original issuance thereof, except: (i) as provided in Sections 4 and 8; and (ii) that in the case of shares issued in exchange or replacement for or upon transfer of shares previously issued, such dividends shall accrue and be cumulative from the quarterly dividend payment date next preceding the date of issue of such shares, unless the date of issue is a quarterly dividend payment date or is a date between the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and the date of payment for such quarterly dividend, in either of which events such dividends shall accrue and be cumulative from such quarterly dividend date. Dividends payable on a share of this Series for any period less than a full quarterly dividend period shall be computed on the basis of a 365-day year.

     (b) During any calendar quarter no dividend shall be paid upon, or declared and set apart for, any share of this Series or for any share of any other series of the Preferred Stock which may be hereafter issued ranking on a parity with shares of this Series as to dividends unless during such calendar quarter a like proportionate dividend, ratably in proportion to the respective dividends applicable thereto, shall be paid upon, or be declared and set apart for, all shares of this Series as to which dividends shall have accrued. Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, securities or other property, in excess of full cumulative dividends, as herein provided, on shares of this Series.

     (c) So long as any shares of this Series are outstanding, no dividend (other than a dividend payable in the common stock, $.01 par value, of the Company (the "Common Stock") or in any other stock of the Company ranking junior to this Series as to dividends and upon liquidation, and other than as provided in paragraph 2(b)), shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Stock or upon any other stock of the Company ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any of the Common Stock nor any other stock of the Company ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for shares of Common Stock or of any other stock of the Company ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series for all past quarterly dividend periods shall have been paid or declared and set apart for payment.

     (d) Subject to the foregoing provisions, dividends, whether payable in cash, stock or otherwise as the Board may determine, may be declared and paid on Common Stock and on any other class or series of stock of the Company ranking as to dividends or upon liquidation junior to or on a parity with this Series, from time to time, out of the remaining funds of the Company legally available for the payment of dividends, and this Series shall not be entitled to participate in any such dividends.

3.   Optional Redemption.

     (a) The Company, at its option, may redeem, out of funds legally available therefor, outstanding shares of this Series, as a whole but not in part, at any time after the issuance of such shares, at a redemption price per share equal to the Liquidation Preference (as defined below), together with an amount equal to all accrued dividends (whether or not earned or declared) on each share being redeemed through the redemption date.

     (b) In the event the Company shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Company. Neither failure to mail such notice to one or more of such holders nor any defect in any such notice shall affect the sufficiency of the proceedings for redemption as to other holders. Each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that, unless the Company defaults in making the redemption payment, all of the shares called for redemption shall, after the redemption date, (x) no longer be deemed to be outstanding, (y) no longer accrue dividends and (z) no longer have any voting or other rights (except only the right of the holders thereof to receive the redemption price plus all unpaid dividends accrued to the date of redemption).

     (c) If notice of redemption has been given pursuant to paragraph 3(b) and if, on or before the redemption date specified in such notice, the funds necessary for such redemption have been deposited by the Company with a paying agent, or otherwise designated or set aside, then from and after the redemption date, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, (i) all of the shares so called for redemption shall no longer be deemed outstanding, (ii) any dividends payable thereon shall cease to accrue, and (iii) all voting and other rights with respect to such shares shall cease and terminate (except the right to receive the redemption price, plus all unpaid dividends accrued to the redemption date, upon a surrender of certificates representing such shares). Upon surrender in accordance with said notice of the certificates for any shares so called for redemption (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price plus all unpaid dividends accrued to the redemption date.

4.   Conversion Rights.

     (a) Subject to and upon compliance with the provisions of this section 4, the holder of any shares of this Series may at such holder's option, at any time after the date of the issuance of such shares, convert such shares into such number of shares of Common Stock as shall be equal to the number which is the result of dividing (x) the Liquidation Preference (as defined below) of the shares being converted by (y) the Fair Market Value of a share of Common Stock of the Company on the date of the issuance of the shares of this Series, with any fractional number being rounded off to the nearest tenth of a share (the "Conversion Price"). Any accrued and unpaid dividends on the converted shares through the Conversion Date shall be converted into such number of shares of Common Stock as shall be equal to the number which is the result of dividing (x) the amount of such accrued and unpaid dividends through the Conversion Date by
(y) the Fair Market Value of a share of Common Stock of the Company on the Conversion Date. At the option of the holder of the shares being converted, all accrued and unpaid dividends through the Conversion Date on the shares being converted may be paid to said holder in cash (rather than shares of Common Stock) as soon as practicable after the Conversion Date, so long as there are sufficient funds legally available for such cash payment. If any share of this Series is called for redemption as provided in Section 3 hereof, the holder thereof may convert such share through the close of business on the third business day preceding the redemption date, at which time conversion rights with respect to such share shall terminate. For the purposes hereof, the term "Fair Market Value" shall mean the average Quoted Price for the three Trading Days immediately preceding the date of the issuance of the shares of this Series or the Conversion Date, as applicable. The "Quoted Price" for each day shall be:
(i) the last reported sales price or, in case no such reported sale took place on such day, the average of the last reported bid and asked prices for such day, in either case on the principal national securities exchange on which the Common Stock is permitted to trade; or (ii) if the Common Stock does not trade on any national securities exchange, but is traded in the over-the-counter market, the last reported sales price or, in the case no such reported sale took place on such day, the average of the closing bid and asked prices of the Common Stock on NASDAQ or any comparable system; or (iii) if the Common Stock is not quoted on NASDAQ or a comparable system, the last reported sales price or, in case no such reported sale took place on such day, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. A "Trading Day" shall be a day for which a Quoted Price is available.

     (b) The holder of any shares of this Series may exercise the conversion right as to any of them by delivering to the Company or its designated agent during regular business hours, at the office of the transfer agent for this Series or at any such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Company (if required by it), with the conversion notice on the reverse thereof duly completed and executed. Conversion shall be deemed to have been effected on the business day when such delivery is made (or on the next succeeding business day if such delivery is made on a day other than a business day), and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which any such holder is entitled, and a check or cash in respect of any fractional interest in a share of Common Stock as provided in paragraph 4(d). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of the Common Stock on the Conversion Date, and the applicable Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of this Series covered by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the Company's expense, a new certificate for the shares of this Series representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares represented thereby in accordance with the provisions of Section 2 hereof.

     (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of this Series. Instead, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Fair Market Value of a share of Common Stock on the Conversion Date multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as holders of Common Stock in respect thereof.

     (d) The Conversion Price shall be subject to adjustment from time to time, calculated to the nearest cent, as follows, except that no adjustments to the Conversion Price shall be made in respect of any accrued dividends:

          (i)  Adjustments for Changes in Capital Stock. If the Company:

                    (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                    (B) subdivides its outstanding shares of Common Stock into a greater number of shares;

                    (C) combines its outstanding shares of Common Stock into a smaller number of shares;

                    (D) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

                    (E) issues by reclassification of its Common Stock any shares of its capital stock,

          then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of shares of this Series thereafter converted may receive the number of shares of capital stock of the Company which he would have owned immediately following such action if he had converted such shares immediately prior to such action.

          The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

          If after an adjustment, a holder of shares of this Series upon conversion of such shares may receive shares of two or more classes of capital stock of the Company, the adjusted Conversion Price shall be proportionately allocated in good faith by the Board of Directors between the classes of capital stock. After such allocation, the conversion privilege and the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this paragraph.

               (ii) When No Adjustment Required. No adjustment need be made for a transaction referred to in clause (i) if the holders of shares of this Series are to participate in the transaction on a basis and with notice that the Board determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction and the percentage of voting stock of the Company which the holders of shares of this Series have a right to obtain upon conversion of such shares is not affected by such transaction.

               No adjustment need be made for a change in the par value of the Common Stock.

               To the extent the shares of this Series become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

          (iii)     Notice of Certain Transactions. If:

                    (A) the Company takes any action that would require an adjustment in the Conversion Price pursuant to clause (i) (other than the payment of dividends on Common Stock in shares of Common Stock), and if the Company does not allow holders of shares of this Series to participate therein pursuant to clause (ii);

                    (B) the Company takes any action that would require an adjustment in the Conversion Price pursuant to clause (iv); or

                    (C)  there is a liquidation or dissolution of the Company,

          the Company shall mail to holders of shares of this Series a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

               (iv) Reorganization of Company. If the Company is a party to a reclassification (excluding that referred to in clause (i)) or shall consolidate with or merge into any other corporation or transfer all of its properties and assets as an entirety to any person, upon consummation of such transaction each share of this Series shall automatically become convertible into and, notwithstanding any other provisions hereof, only into the kind and amount of securities, cash or other assets which the holder of such share would have owned immediately after such reclassification, consolidation, merger or transfer if such holder had converted such share immediately before the effective date of such transaction.

               If this clause applies, clause (i) does not apply.

               (v) Company Determination Final. Any determination that the Company or the Board of Directors must make pursuant to clauses
               (i) or (ii) is conclusive if made in good faith.

               (vi) Voluntary Adjustment. If the Company deems it to be in its best interest to induce the holders of the shares of this Series to convert such shares into shares of Common Stock so as to permit the Company to avoid further obligations to pay dividends in respect of shares of this Series, the Company from time to time may in its sole discretion decrease the Conversion Price and hence increase the number of shares of Common Stock into which the Convertible Preferred Shares may be converted. Such decrease in the Conversion Price may be by any amount the Company deems sufficient to achieve the goal of inducing conversion of the Convertible Preferred Shares, and for any period of time, if the period is at least 20 days and if the reduction is irrevocable during the period (including any extension thereof), provided, that in no event may the Conversion Price be less than the par
               value of a share of Common Stock.   Whenever the Conversion Price
               is reduced, the Company shall mail to holders of shares of this Series a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect.

     (f) Whenever the Conversion Price shall be adjusted as provided in paragraph 4(e), the Company shall forthwith file, at the office of the transfer agent for shares of this Series or at such other place as may be designated by the Company, a statement, signed by its independent certified public accountants, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of this Series at his or her address appearing on the Company's records. Where appropriate, such copy may be sent in advance and may be included as part of a notice required to be mailed under the provisions of clause 4(e)(iii).

     (g) The Company shall reserve, free from preemptive rights, out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of shares of this Series, sufficient shares of Common Stock to provide for the conversion of all such shares outstanding from time to time. All shares of Common Stock issued upon conversion of shares of this Series shall be fully paid and nonassessable. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon the conversion, except that the holder of the converted shares shall pay any such tax which is due because the shares of Common Stock are issued in a name other than such holder's name.

5.   Voting.

     (a) The shares of the Series shall have voting rights in all ways equal to the voting rights of the Common Stock of the Company, except that the holder of each share in this Series is entitled to the number of votes equal to the number of shares of Common Stock that would be receivable upon conversion.
Accordingly, the holders of the shares of the Series shall be entitled to receive notice of all meetings of the shareholders of the Company and shall be entitled to vote on any and all issues upon which the holders of Common Stock are entitled to vote in the same manner as the holders of the Common Stock of the Company.

     (b) So long as any shares of this Series shall be outstanding, the Company shall not, without the consent, given in writing or by resolution adopted at a meeting duly called for that purpose, of the holders of record of at least two-thirds of the number of shares of this Series then outstanding, change any of the provisions of the Company's Amended and Restated Articles of Incorporation, as amended, or this Designation so as to affect materially and adversely any of the rights or preferences of the shares of this Series.

     (c) In addition to the foregoing rights, the holders of this Series shall have the following voting rights:

               (i) The right to vote in the manner and to the extent required by law.

               (ii) So long as any shares of this Series are outstanding, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of this Series will be required:

                    (A) to establish a class of stock or a series of any class of stock of the Company ranking senior to or equal to this Series as to dividends or voting rights or upon liquidation, or

                    (B) for any amendment, alteration or repeal of any provisions of the Amended and Restated Articles of Incorporation that would adversely affect the powers, preferences or rights of all Preferred Stock as a class, provided, however, that nothing herein shall limit the rights provided to the holders of this Series pursuant to paragraph 5(a).

     (d) Shares of this Series held by the Company directly or through entities of which a majority of the voting securities are held by the Company shall not be deemed to be outstanding for purposes of any voting rights granted in this
Section 5.

     (e)  If the Company:

               (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

               (B) subdivides its outstanding shares of Common Stock into a greater number of shares;

               (C) combines its outstanding shares of Common Stock into a smaller number of shares;

               (D) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

               (E) issues by reclassification of its Common Stock any shares of its capital stock,

          then the number of votes to which each share of the Series is entitled immediately prior to such action shall be adjusted so that the holder of shares of this Series is thereafter entitled to such number of votes which it would have been entitled immediately following such action if he had converted such shares immediately prior to such action.

6.   Liquidation Rights.

     (a) Upon the dissolution, liquidation or winding up of the Company, the holders of record of the shares of this Series shall be entitled to receive out of the assets of the Company available for distribution to shareholders, before any payment or distribution shall be made on the Common Stock or on any other class or series of stock of the Company ranking junior to this Series upon liquidation, an amount equal to $10.00 per each share of the Series (the "Liquidation Preference") together with a sum equal to all accrued but unpaid dividends (whether or not earned or declared) on such shares accrued thereon to the date of final distribution. Written notice of such dissolution, liquidation or winding up, stating a payment date, the amount of such payment and the place where payment will be made shall be given by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to the holders of record of this Series, such notice to be addressed to each holder at his address as the same appears on the stock register of the Company.

     (b) Neither the sale, lease or other transfer of all or substantially all the property or business of the Company, nor the merger or consolidation of the Company into or with any other corporation or other business entity nor the merger or consolidation of any other corporation or other business entity into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

     (c) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section 6, the holders of shares of this Series, as such holders, shall have no right or claim to any of the remaining assets of the Company.

     (d) In the event the assets of the Company available for distribution to the holders of shares of this Series, and to the holders of any other class or series of stock of the Company ranking on a parity with the shares of this Series upon liquidation, upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph 6(a) and the terms of such other stock, no such distribution shall be made on account of any shares of any other series of Preferred Stock, or of any other class, ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in accordance with the sums which would be payable in such distribution if all sums payable in respect of the shares of all such series of Preferred Stock and any such other class as aforesaid were discharged in full.

7.   Ranking.

     For purposes of this resolution, any stock of any class or classes or of any series of the Company shall be deemed to rank:

     (a) senior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of this Series;

     (b) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation preferences, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

     (c) junior to shares of this Series, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of such stock.

8.   Transfer and Reissuance.

     (a) All or any shares of this Series acquired by the Company and not retired may be transferred by the Company to any other person(s). However, for so long as such shares are held by the Company, and until such shares are transferred to another person, no dividends shall accrue with respect to such shares.

     (b) The number of shares of this Series available for issuance under this Designation at any time shall be the difference between the authorized number of shares designated in Section 1 and the number issued at such time, and no reduction shall be made for any shares of this Series acquired by the Company and subsequently retired, or redeemed under Section 3 or converted into Common Stock under Section 4.

9.   Sinking Fund.

     Shares of this Series are not subject or entitled to the benefit of a sinking fund.

10.  Right of Holders to Put Shares.

     (a) At any time after the payment in full of all of the Company's indebtedness to First Union Bank of North Carolina, the holders of the shares of this Series shall have the right to sell to the Company, in which case the Company shall have the obligation to purchase from such holders (but only if there are sufficient funds legally available for such purchase), all or any part of such shares held by such holders at a purchase price equal to the Liquidation Preference of such shares plus all accrued and unpaid dividends (whether or not earned or declared) on the shares being purchased through the date of purchase, including any dividends accruing at the Additional Rate (the "Purchase Price").

     (b) The holder of any shares of this Series may exercise the right described in paragraph 10(a) by delivering to the Company or its designated agent during regular business hours, at the office of the transfer agent for this Series or at any such other place as may be designated by the Company, the certificate or certificates for the shares to be sold to the Company, duly endorsed or assigned in blank or to the Company (if required by the Company). The purchase and sale shall be deemed to have been effected on the business day when such delivery is made (or on the next succeeding business day if such delivery is made on a day other than a business day), and such date is referred to herein as the "Purchase Date." As promptly as practicable after the Purchase Date, the Company shall deliver to such holder, by check or wire transfer, cash in an amount equal to the full Purchase Price.